EXHIBIT 99.1
FINAL IMMEDIATE RELEASE

Contacts:
Indus International Inc.	Horn Group Inc.
Gary Frazier, (770) 989-4188	Ben Farrell, (540) 290-9602
gary.frazier@indus.com	bfarrell@horngroup.com
Indus Names Patrick M. Henn New Chief Financial Officer
ATLANTA, September 27, 2005 — Indus International Inc. (NASDAQ: IINT ), a leading Service Delivery Management (SDM) solution provider, today announced the appointment of Patrick M. Henn as chief financial officer, effective October 13, 2005.
Henn brings 15 years of experience in successfully supporting the financial needs of leading technology companies. He comes to Indus from enterprise software company Manhattan Associates Inc. (NASDAQ: MANH), where he served as vice president, controller and assistant treasurer. He joined the company in 1998 as the director of financial planning, and after six months was promoted to director of finance, the role he held until his promotion to his most recent role in 1999. In this role, he managed accounting and financial planning departments for both U.S. and international locations. Prior to joining Manhattan Associates, Henn served as auditing manager for Ernst & Young LLP, primarily supporting publicly and privately held technology companies.
“We are fortunate to welcome to the Indus management team a professional with Pat’s experience and track record of success,” said Indus President and CEO Greg Dukat. “Indus has survived many challenges over the last two years, and we’ve come through stronger than ever and positioned for leadership and growth. Pat’s steady leadership, dedicated work ethic and experience in our dynamic industry will help ensure we do all that we can to meet the goals we have set for the company going forward.”
“The Indus team has a long track record of delivering quality products to the market and recently has delivered significantly improved financial results as well,” said Henn. “I am excited about the opportunity to join the talented Indus team, and I look forward to contributing to the company’s continued success and financial discipline.”
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Indus Names Patrick M. Henn New CFO, page 2
About Indus International
Indus is a leading Service Delivery Management (SDM) solution provider, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.
Indus is a registered trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
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